Exhibit 14.01

Code of Business and Ethical Conduct

I. OVERVIEW

This Code of Business and Ethical Conduct (the “Code”) for MyGo Holdings Co. and its Affiliates, including My Go Games, LLC (the “Company”) has been adopted by the Company’s Board of Directors (the “Board”) to maintain the Company’s reputation for integrity and ethical standards in all areas of conduct, disclosure, and regulatory compliance. Compliance with the Code is required of every employee, officer and director of the Company and its subsidiaries as part of their employment and/or appointment; violation of the Code by any Company stakeholder will result in disciplinary action, which may include immediate termination and criminal prosecution. This Code reflects our commitment to a culture of honesty, integrity, and accountability and outlines the basic principles and policies with which everyone at the Company is expected to comply. This Code outlines the broad principles of legal and ethical conduct embraced by the Company. It is not a complete list of legal or ethical issues faced in the course of business, and, therefore, this Code must be applied using common sense and good judgment. This Codesupplements and does not replace or modify the Company’s other policies or procedures, including provisions in any employee handbooks, workplace rules, insider trading policies and other statements of policy or procedure issued from time to time.

This Code complies with requirements for a “code of ethics” under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, as well as the rules of the Securities and Exchange Commission.

II. PRINCIPLES

A. Compliance and Reporting
Employees, officers and members of the Board should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or member of the Board who becomes aware of any existing or potential violation of this Code should promptly notify the Company’s Chief Executive Officer, the Chief Operating Officer,the Chief Financial Officer or the Chair of the Audit Committee. Any questions relating to how these policies should be interpreted or applied should be addressed to the Company’s Chief Financial Officer.

The Company will take such preventive or disciplinary action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

B. Personal Conflicts of Interest
A “personal conflict of interest” occurs when an individual’s private interest improperly interferes, or even appears to interfere, with the interests of the Company. Personal conflicts of interest are prohibited as a matter of policy, unless they have been approved in advance by the Company. In particular, an employee or member of the Board must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person. Loans to, or guarantees of obligations of, such persons are a special concern.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided. Any employee, officer or member of the Board who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should disclose the matter promptly with the Company’s Chief Executive Officer, the Chief Operating Officer, or Chief Financial Officer. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. A waiver of any conflict of interest must be approved by the Board or an appropriate committee of the Board.

Officers of the Company are to disclose any conflict of interest or potential conflict of interest to the Board. Members of the Board are to disclose any conflict of interest or potential conflict of interest to the entire Board as well as any committee on which they serve. Directors are to excuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest.

C. Corporate Opportunities
Employees, officers and members of the Board owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Employees, officers and members of the Board are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company already has been offered the opportunity and turned it down. More generally, employees, officers and members of the Board are prohibited from using corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw. The only prudent course of conduct for employees, officers and members of the Board is to make sure that any use of the Company’s property or services, or the acceptance of any opportunity, that is not solely for the benefit of the Company, has prior approval by the Company’s Chief Executive Officer, the Chief Operating Officer, or Chief Financial Officer.

D. Confidentiality
In carrying out the Company’s business, employees, officers and members of the Board often learn confidential or proprietary information about the Company, its clients/customers, prospective clients/customers or other third parties. Confidential or proprietary information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden. Employees, officers and members of the Board must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, product specifications or trade secrets and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. Please see the Company’s Corporate Disclosure and Confidentiality Policy for further details.

E. Public Disclosure
It is the Company’s policy that the information in its public communications, including Securities and Exchange Commission filings, be full, fair, accurate, timely and understandable. All employees, officers and members of the Board who are involved in the Company’s disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any employee, officer or member of the Board who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently. Please note that management and outside counsel will determine the types of information that must be disclosed and the timing of such disclosures. Please see the Company’s Corporate Disclosure and Confidentiality Policy for further details.

F. Compliance with Laws, Rules and Regulations
It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and member of the Board to adhere to the standards and restrictions imposed by those laws, rules and regulations. Employees, officers, members of the Board and consultants must not only comply with the requirements of applicable laws, rules, regulations, policies and this Code, they must ensure that their actions do not give the appearance of violating this Code or indicate a casual attitude towards compliance with such laws, rules, regulations, policies and this Code.

G. Insider Trading
Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip “ others who might make an investment decision on the basis of this information is not only unethical but also illegal. Please see the Company’s Insider Trading Policy for further details, with additional questions directed to the Company’s Chief Executive Officer or Chief Financial Officer.

H. Fair Dealing
We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and member of the Board should endeavor to deal fairly with the Company’s clients, stockholders, service providers, suppliers, competitors and employees. No employee or member of the Board should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or proprietary information, misrepresentation of material facts, or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Gifts or entertainment should not ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please seek advice from the Company’s Chief Financial Officer regarding any gifts or proposed gifts which you are not certain are appropriate.

I. Payments to Government Personnel; Political Contributions
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations restricting the giving of business gratuities to U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

The Company may contribute, directly or indirectly, to political campaigns or parties from time to time with the approval of the Chief Executive Officer, the Chief Operating Officer, or the Chief Financial Officer. Employees, officers and members of the Board may not use Company expense accounts to pay for any personal political contributions or seek any other form of Company reimbursement. In addition, employees, officers or members of the Board should not use Company facilities or Company assets, including the time of Company personnel for the benefit of any party or candidate, including an employee, officer or member of the board individually running for office.

J. Equal Employment Opportunity and Harassment
Our focus in personnel decisions is on merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

K. Use of E-Mail and Internet Services
E-Mail systems and Internet services are provided to help us do work. Incidental and occasional personal use is permitted, but shall not interfere with an individual's employment duties. You should not access, send or download any information that could be insulting or offensive to another person, such as sexually explicit messages, ethnic or racial slurs, or messages that could be viewed as harassment.

Your messages (including voice mail) and computer information are considered the property of the Company and you should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages or store any information that you would not want to be seen or heard by other individuals.

Violation of these policies may result in disciplinary actions up to and including discharge from the Company.

L. Gifts and Entertainment
Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other merchandise or services. In some cultures they play an important role in business relationships. However, a problem may arise when such courtesies compromise, or appear to compromise, our ability to make objective and fair business decisions. The same rules apply to employees offering gifts and entertainment to our business associates.

Offering or receiving any gift, gratuity or entertainment that influences, or might be perceived to unfairly influence a business relationship, should be avoided.

The value of any gifts should be nominal, both with respect to frequency and amount. Gifts that are repetitive (no matter how small) may be perceived as an attempt to create an obligation to the giver and are therefore inappropriate. Likewise, business entertainment should be moderately scaled and intended only to facilitate business goals. If you are having difficulty determining whether a specific gift or entertainment item lies within the bounds of acceptable business practice, consult your supervisor or a member of senior management and ask yourself whether or not the gift or item is legal, business related, moderate and reasonable, whether or not public disclosures would embarrass the Company, and whether or not there is any pressure to reciprocate or grant special favors.

M. Payments to Domestic and Foreign Officials
Employees and officers of the Company must comply with all applicable laws prohibiting improper payments to domestic and foreign officials, including the Foreign Corrupt Practices Act (United States) (the “Act”).

The Act makes it illegal for any person, in order to obtain or retain an advantage in the course of business, directly or indirectly, to offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a public official. Foreign public officials include persons holding a legislative, administrative or judicial position of a foreign state, persons who perform public duties or functions for a foreign state (such as persons employed by board, commissions or government corporations), officials and agents of international organizations, foreign political parties and candidates for office.

Although “facilitated payments” or certain other transactions may be exempted or not illegal under applicable law, the Company’s policy is to avoid them. If any employee or officer has any questions about the application of this policy to a particular situation, please report to the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or such other senior officer as may be designated by the Company from time to time who, with the advice of counsel as necessary, will determine acceptability from both a legal and a corporate policy point of view, and any appropriate accounting treatment and disclosures which are applicable to the particular situation.

Violation of the Act is a criminal offence, subjecting the Company to substantial fines and penalties and any officer, director or employee acting on behalf of the Company to imprisonment and fines. Violation of this policy may result in disciplinary actions up to and including discharge from the Company.

N. Protection and Proper Use of the Company’s Assets
All employees, officers and members of the Board should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees, officers and members of the Board to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

O. Health and Safety
The Company strives to provide each employee with a safe and healthy work environment. Each employee, officer and member of the Board has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company will not tolerate violence and threatening behavior. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs or alcohol in the workplace or on the Company’s property.

P. Record-Keeping
The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Business expense accounts used by employees must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, please refer to the Company’s Business Expense Reimbursement and Reporting Policy for further guidance. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved in writing by the Chief Financial Officer.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, threatened or known, please consult with the Company’s Chief Financial Officer or the Chair of the Audit Committee.

Q. Fraud and Corruption
The specific legal definitions of Fraud and Corruption vary by legal jurisdiction, so the Company has adopted definitions in order clearly define the meaning within our organization for the benefit of our employees, managers, executives, directors, advisors, consultants, lawyers and auditors (collectively, “Stakeholders”).  The following definitions are for the benefit of the Company and its Stakeholders in determining the minimum standard of behavior; however, at all times, the Company and its Stakeholders are expected to comply with all applicable laws, regulations, and statutes pertaining to fraud and corruption, as defined by the respective, proper jurisdictions.

Company definition of “Fraud” is:
i.
Deceiving the Company or its Stakeholders by knowingly presenting misleading information, documentation or other materials in order to (a) gain or maintain any rights, title, property or interests or (b) deny any rights, title, property or interests to another. For the sake of clarity, the terms “knowingly”, “misleading”, “gain” and “deny” are based upon standard, plain-English definitions applied at a standard determined by a reasonable person.

Company definition of “Corruption” is:
ii.
Offering, giving, soliciting, or accepting an inducement or reward which may influence any person to act inappropriately or unlawfully in order for the Company or its Stakeholders to (a) gain or maintain any rights, title, property, or interests, or (b) deny any rights, title, property or interests to another.  For the sake of clarity, the terms “offering”, “giving”, “soliciting”, “accepting”, “gain” and “deny” are based upon standard, plain-English definitions applied at a standard determined by a reasonable person.

Fraud and Corruption are malicious acts that have a significant negative impact upon business and society at large. As such, the Company maintains zero tolerance for such actions and institutes the strictest disciplinary measures against any person found to have engaged in activities of Fraud or Corruption, as discussed below.

Any applicant, consultant, advisor, or vendor found to have been lawfully convicted of Fraud or Corruption will be denied employment and any other working relationship with the Company without exception.  Those who have been lawfully accused of Fraud or Corruption will be subject to increased scrutiny and questioning regarding the allegations and may be denied employment and any other working relationship at the sole discretion of the Company’s Board of Directors.

Immediately upon any Company employee, manager, executive, director, advisor or consultant being found to have engaged in activities of Fraud or Corruption during their employment with the Company, the individual will be terminated for cause, removed from all elected positions, relieved of all responsibilities, and, depending upon specific circumstances, reported to the proper authorities for criminal investigation.

III. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

A. Reporting Illegal or Unethical Behavior
Employees, officers and members of the Board who suspect or know of violations of the Code or illegal or unethical business or workplace conduct by employees, officers or members of the Board have an obligation to contact their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or member of the Board may contact the Company’s Chief Financial Officer or the Chair of the Audit Committee. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law. Please see the Company’s Whistleblower Policy for details on reporting illegal or unethical behavior.

B. Accounting Complaints
Our policy is to comply with all applicable financial reporting and accounting regulations. If any member of the Board, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chair of the Audit Committee (or the Board, as the case may be) pursuant to the Company’s procedures for complaints. Subject to its legal duties, the Chair of the Audit Committee and/or the Board will treat such submissions confidentially. Such submissions may also be directed to the attention of the Chief Financial Officer. The Chief Financial Officer will forward all complaints to the Audit Committee or the Board. Please see the Company’s Whistleblower Policy for details on reporting accounting complaints.

C. Non-Retaliation
Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. The Company will not retaliate in any manner against an employee who reports in good faith violations or suspected violations of this Code or other known or suspected illegal or unethical conduct. Employees are expected to cooperate in internal investigations of misconduct.

IV. PROVISIONS APPLICABLE TO CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER,CHIEF FINANCIAL OFFICER, PRINCIPAL ACCOUNTING OFFICER OR CONTROLLER, OR PERSONS PERFORMING SIMILAR FUNCTIONS (“SENIOR OFFICERS”)

All Senior Officers of the Company will:

A. Act with honesty and integrity.

B. Handle actual or apparent conflicts of interest in personal and professional relationships in accordance with the Code.

C. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in other public communications made by the Company.

D. Comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

E. Promptly report known or suspected violations of the Code in accordance with the Code.

F. Never engage in acts of Corruption or Fraud.

G. Be accountable for adhering to the Code.

V. AMENDMENT, MODIFICATION AND WAIVER

The Code may be amended or modified only by the Board. Waivers of the Code may only be granted by the Corporate Governance and Nominating Committee of the Board (if any) or the Board and will only be provided on a prospective basis; no waiver may be granted for violations of this Code that occurred prior to the date upon which a waiver is contemplated. No waiver granted at any time shall extend to waiveany rights or remedies of the Company’s directors, officers, employees or consultants under any applicable laws relating to the reporting of any suspected violations of this Code shall be permitted.

Waivers applicable to members of the Board or officers of the Company will be disclosed to stockholders as required by the Securities Exchange Act of 1934, as amended, and the rules thereunder and the applicable rules of the Securities and Exchange Commission, the OTC Exchange or other such exchange where the Company’s securities are listed, as then applicable.

VI. ACCOUNTABILITY FOR ADHERENCE TO THE CODE

Any action of Corruption or Fraud will not be tolerated and will be addressed by the Company in an expeditious manner by imposing the most severe disciplinary action.   All violations of this Code, other than acts of Corruption or Fraud, will be addressed by the Company on a case-by-case basis through various disciplinary actions, which may include a verbal or written warning, a mandatory leave of absence, termination of employment for cause, or submittal of a report to the proper authorities for criminal prosecution.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. Violations of this Code will not be presumed to create a violation of law, rule or regulation on the part of the Company.

The most current version of the Code can be obtained on the Company’s website at www.mygoholdings.com/governance.  The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

This Code of Ethics has been adopted by the Board of Directors of the Company as of 15 August 2014.